DocuSign Envelope ID: 7CB2F7FC-7495-4582-9517-0EDFA5E31A1F

Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

MINDMED DISCOVER LLC

(the “Company”)

- and -

Dr. Miri Halperin Wernli

(the “Executive”)

WHEREAS Mind Medicine (MindMed) Inc. (“MMED”), the parent company of the Company, has appointed the Executive to the position of President of the MMED effective as of August 15, 2020;

AND WHEREAS the Company and the Executive (the “Parties”) now wish to enter into this Executive Employment Agreement (the “Agreement”) to formalize the terms and conditions of the Executive’s employment, where the Executive’s employer of record shall be the Company, and the Executive shall be appointed as an officer of MMED;

AND WHEREAS the Executive recognizes and acknowledges that MMED and the Company operates within the biopharmaceutical next-generation psychedelic inspired medicines field, and may require exceptional covenants respecting confidentiality and competition;

NOW, THEREFORE, in consideration of the mutual promises and covenants set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to formalize the employment relationship between the Executive and the Company as set out below:

SECTION 1 - DEFINITIONS

In this Agreement, the following words, when capitalized have the following meanings respectively:

1.01
“Accrued Amounts” means the sum of the following amounts, as applicable, as of the Executive’s Termination Date:
(a)
accrued but unpaid Base Salary;
(b)
earned but unused vacation pay; and
(c)
reimbursement in accordance with Section 4.06 for business expenses properly incurred by the Executive but not yet reimbursed.

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1.02
“Affiliate” means an “affiliated company” of Company within the meaning of the Ontario Securities Act, except that for purposes of applying that definition:
(a)
any partnership will be considered to be a body corporate the shareholders of which are the shareholders or partners of its general partner or managing partner;
(b)
any limited liability company will be considered to be a body corporate the shareholders of which are the members of the limited liability company; and
(c)
any company controlled by an individual will be deemed to be an affiliated company in relation to that individual.
1.03
“Agreement” means this agreement, including any schedules or amendments thereto.
1.04
“Benefit Plans” has the meaning ascribed thereto in Section 4.04.
1.05
“Board” means the Board of Directors of MMED.
1.06
“Cause” means the existence of cause for termination of employment, which includes but not limited to fraud, theft, illegality, moral turpitude or the Executive’s conviction of an offense under the Canada Criminal Code or similar criminal statute.
1.07
“Change of Control” means a transaction or series of transactions whereby directly or indirectly any one (1) or more of the following occur:
(a)
any person or combination of persons obtains a sufficient number of securities of MMED to affect materially the control of MMED; for the purposes of this Agreement, a person or combination of persons having beneficial ownership of, or voting rights over, shares or other securities in excess of the number which, directly or following conversion thereof (on a partially diluted basis), would entitle the holders thereof to cast 50% or more of the votes attaching to all shares of MMED which may be cast to elect directors of MMED, shall be deemed to be in a position to affect materially the control of MMED;
(b)
MMED shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of MMED) or any other person (other than a subsidiary of MMED) shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, MMED, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of MMED or any other person or for cash or any other property;
(c)
MMED shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest), property or assets: (i) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of MMED and its subsidiaries as at the end of the most recently completed financial year of MMED, or (ii) which,during the most recently completed financial year of MMED, generated, or during the then current financial year of MMED are expected to generate, more than

DocuSign Envelope ID: 7CB2F7FC-7495-4582-9517-0EDFA5E31A1F

50% of the consolidated operating income or cash flow of MMED and its subsidiaries, to any other person or persons (other than MMED or one or more of its subsidiaries); or
(d)
there occurs a change in the composition of the Board, which occurs at a single meeting, or a succession of meetings occurring within 12 months of each other, of the shareholders of MMED, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board without the Board, as constituted immediately prior to such meeting, approving of such change.

1.08
“Company Policies” means the policies of MMED or the Company, including without limitation, the Company’s human resources policies and procedures (the “HR Policies”), any code of business conduct and/or code of ethics, and all other applicable policies, as may be amended or replaced from time to time. Company Policies are incorporated by reference into this Agreement.
1.09
“Competitive Business” means, for the purposes of this Agreement, any person, entity, enterprise or association in which the primary or a predominant portion of the business is engaged in or planning to engage in the discovery, development and deployment of biopharmaceutical next-generation psychedelic inspired medicines within the U.S.A., Canada, Europe, and Switzerland to improve health, promote wellness and alleviate suffering.
1.10
“Confidential Information” means confidential information, details, documents, and matters that are confidential to the Company, and the Company’s Affiliates, including, without limiting the generality of the foregoing, operational information, Client information, trade secrets, personnel and remuneration information, personnel plans, information about identifiable development, sales or acquisition plans, marketing plans, information regarding finances, costs or profits, information about markets and current plans and strategies, and any other information that is not readily available to the public nor a matter of public record.
1.11
“Deferred Incentive Plans” has the meaning ascribed thereto in Section 4.03.
1.12
“Disability” or “Disabled” has the meaning ascribed thereto in Section 5.07.
1.13
“Effective Date” means August 15, 2020.
1.14
“Fiscal Year” means the period commencing January 1 and ending December 31, or such other Fiscal Year as MMED may adopt from time to time.
1.15
“Good Reason” means, with respect to the Executive, any one or more of the following events without the Executive’s prior written consent and as set forth in Section 409A of the U.S. Internal Revenue Code and its related regulations (Treas. Reg. § 1.409A-1(n)(2)(ii)):
(a)
a reduction by MMED in the Executive’s annual Base Salary as in effect on the Effective Date of this Agreement or as the same may be increased from time to time;
(b)
a material diminution in the authority, duties, or responsibilities of the Executive;
(c)
a reduction by MMED in the Executive’s STI and LTI opportunities as in effect on

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the Effective Date of this Agreement or as the same may be increased from time to time;
(d)
the Company’s failure to pay to Executive any earned Base Salary, STI or LTI pursuant to Section 4 of this Agreement;
(e)
A material change in the geographic location at which the Executive must perform his or her duties; or
(f)
Any other action or inaction that constitutes a material breach by this Agreement by the Company.

1.16
“Initial Option Grant” has the meaning ascribed thereto in Section 4.10.
1.17
“Initial Term” has the meaning ascribed thereto in Section 2.02.
1.18
“Intellectual Property” means all original works of authorship, trademarks, logos, designs, work product, work in progress, inventions, discoveries, business improvements, developments, enhancements, adaptations, innovations, ideas, processes, and compilations of data, whether or not subject to registration, which the Executive may solely or jointly create or conceive of as part of, or in conjunction with, his employment with the Company.
1.19
“Last Day Worked” means the Termination Date but excluding any period of notice of resignation waived by the Company under Section 5.05.
1.20
“Moral Rights” means any right to claim authorship of Intellectual Property, to object to any modification of Intellectual Property, and any similar right that exists under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right”.
1.21
“Renewal Terms” has the meaning ascribed thereto in Section 2.03.
1.22
“Similar Capacity” means the same or substantially similar position, or having the same or substantially similar duties, responsibilities and accountabilities that the Executive had at the time of the Executive’s Termination Date.
1.23
“Termination Date” means:
(a)
in the case of termination of the Executive’s employment with the Company on account of the Executive's death, the date of the Executive's death;
(b)
in the case of termination of employment by the Company without Cause (whether such termination is lawful or unlawful) the last day worked by the Executive excluding any period of contractual or common law notice of termination;
(c)
in the case of termination by the Company for Cause, the date on which the Executive receives written notice from the Company setting out the basis for his termination for Cause; and
(d)
in the case of the resignation or retirement by the Executive, the last day worked by the Executive with the Company.

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SECTION 2 - EFFECTIVE DATE AND TERM OF AGREEMENT

2.01
Position. The Company agrees to employ the Executive as the President of the Company and MMED, in accordance with the terms set out in this Agreement.
2.02
Initial Term. The Executive’s employment shall be for a period of twelve (12) months commencing the Effective Date (the “Initial Term”), subject to termination in accordance with Article 5 of this Agreement.

SECTION 3 - DUTIES AND RESPONSIBILITIES

3.01
Duties and Service Expectations. as may from time to time be assigned to or vested in the Executive by the Board of MMED.
3.02
Location. The Executive shall work from the Executive’s home office located in the Switzerland. The Executive acknowledges that due to the nature of the Company’s operations and business, the Executive will be required to travel in the course of performing the Executive’s duties from time to time, including, but not limited to, regularly travelling to the Company’s offices located in New York and Toronto and to the locations of clinical trials around the world.
3.03
Reporting. The Executive shall at all times report solely to the Board of MMED.
3.04
Standard of Performance. The Executive shall perform the Executive’s duties in accordance with the by-laws and policies of MMED and the Company, including all Company Policies and all applicable laws and regulations, all as may be amended or replaced from time to time. While employed by the Company, the whole of the Executive’s time, attention and ability shall be devoted to the business and affairs of the MMED and Company, and the Executive shall use the Executive’s best efforts to promote and further the business, profitability and reputation of MMED and the Company.
3.05
Fiduciary Duty. The Executive agrees to act diligently, loyally and in a trustworthy manner to the best of the Executive’s knowledge, skill and ability. The Executive acknowledges that the Executive is a fiduciary of the Company and MMED and that the Executive shall at all times act in the best interests of the Company and MMED.
3.06
Serving as Officer or Director. During her term of employment the Executive may serve as a director and officer of Affiliates of the Company, as determined by the Board, for no additional compensation. The Executive shall be required to tender her resignation as a director of the Company and all applicable Affiliates immediately upon termination of active employment with the Company for any reason.

3.07
Existing Board Appointments. The Executive may, with the approval of the Board, sit as a director of a company other than the Company (or its Affiliates), which approval shall not be unreasonably withheld; provided that such position does not prevent the Executive from devoting the Executive’s full time and attention to the affairs of the Company and provided that the position will not put the Executive in an actual or potential conflict of interest position.
3.08
Directors’ and Officers’ Liability. During and after the term of this Agreement, MMED

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shall:
(a)
if the Executive serves as a director or officer of the Company or an Affiliate, in addition to any protection under the by-laws of the Company or the Affiliate, as applicable, maintain for the Executive’s benefit directors’ and officers’ liability insurance in respect of the period during which the Executive is or was a director or officer of the Company or Affiliate at levels commensurate with the size and business of the Company or Affiliate; and
(b)
indemnify and hold the Executive harmless with regard to any action or inaction of the Executive as an officer, director or employee of the Company or an Affiliate, or as a fiduciary of any benefit plan of the Company or an Affiliate, subject to any limitations on such indemnification imposed by applicable law.

This Section 3.08 shall survive any termination of this Agreement or the Executive’s employment hereunder.

3.09
Representation by Executive. The Executive agrees that during the Executive’s employment with the Company, the Executive shall not breach any obligation of confidentiality or non-solicitation or non-competition the Executive may have to any former employer or pursuant to any agreement with a third party to which the Executive is bound. For greater certainty:

(i)
the Executive agrees that the Executive shall not bring with the Executive in the performance of the Executive’s employment duties with the Company any confidential information, trade secrets, equipment, computer software or intellectual property of any former employer or customer of any former employer which are not generally available to the public, unless the Executive has first obtained written authorization for its possession and use and provided confirmation in writing of such authorization to MMED and the Company; and
(ii)
the Executive shall provide to the Company copies of any restrictive covenants (whether in the nature of restrictions on solicitation, competition, or otherwise) or any other agreements with a former employer to which the Executive is or may be bound.

The Executive acknowledges that the Company has relied upon the representations outlined in this Section 3.09 and agrees that any misrepresentation in respect of these matters shall be considered Cause for termination.

SECTION 4 - COMPENSATION AND BENEFITS

4.01
Base Salary. The Executive shall be paid an annual base salary of US$320,000 (“Base Salary”). Base Salary shall be paid in accordance with the Company’s normal payroll practices in effect from time to time, which currently is semi-monthly in arrears. In accordance with the Company’s compensation policy, the Executive’s Base Salary shall, on an annual basis, be reviewed by the Board but in no event shall the Base Salary be reduced.
4.02
Annual Short-Term Incentive. In addition to the Base Salary, the annual target cash

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bonus will be 50% of Base Salary, based on the attainment of certain corporate and individual performance objectives of MMED to be specified by the Board during the particular year and in agreement with the Executive (“STI”). The STI will be subject to the terms established by the Board for this purpose, as amended from time to time, and shall be awarded at the sole discretion of the Board, acting reasonably.
4.03
Annual Long-Term Incentive. In addition to the Base Salary, the annual target long- term incentive will be based on the attainment of certain corporate and individual performance objectives of MMED to be set by the Board during the particular year in agreement with the Executive (“LTI”), awarded at the discretion of the Board, acting reasonably, including whether such LTI is awarded in the form of Restricted Share Units (“RSUs”) or in the form of stock options, subject to and in accordance with the terms and conditions of the RSU and Option plans, which are subject to Board approval, as amended from time to time (the “Deferred Incentive Plans”). Any award of the LTI will be subject to the terms established by the Board for this purpose and the LTI will be governed by the terms of the Deferred Incentive Plans.
4.04
Benefits. The Executive is eligible to participate in, at the Company’s expense, the Company’s standard medical, dental, disability, life insurance and other insured benefit plans generally available to its executives from time to time (the “Benefit Plans”), subject to and in accordance with the terms and conditions thereof. Company shall in in particular cover the costs of the Swiss health insurance of the Executive existing as of the Effective Date.
4.05
Vacation. During the term of the Executive’s employment with the Company, the Executive shall be entitled to seven (7) weeks’ paid vacation per annum in accordance with the applicable Company Policy in effect. Such vacation must be taken at a time or times acceptable to the Company, acting reasonably, having regard to its operations.

4.06
Expenses. The Executive shall be reimbursed for all reasonable vehicle, traveling, entertainment and other out-of-pocket expenses actually and properly incurred by the Executive in connection with the Executive’s duties hereunder, in accordance with the applicable Company Policies in effect at the time. For all such expenses, the Executive must furnish to the Company proper receipts or other proof of expenditure evidencing the claimed expense as and when required by the Company.
4.07
Grade Level. The Executive acknowledges that the Company intends to establish a grade system to rank the seniority of all positions in the Company and that the Executive’s position shall be graded as a level 20.
4.08
Changes to Policies and Benefits. For greater certainty and without limitation to the provisions of the relevant plans and policies, the Executive acknowledges and agrees that the Company reserves the right, in its sole discretion, to unilaterally amend or terminate any employee plan, program, arrangement or policy in which the Executive participates or may become eligible to participate upon provision of reasonable notice or compensation in lieu to the Executive, including, without limitation, STI, the Deferred Incentive Plans, Benefit Plans, and Company Policies, provided that in the case of STI and the Deferred Incentive Plans, the Company shall not make a unilateral change that materially reduces the Executive’s STI and LTI opportunities.

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4.09
Clawback. STI and LTI awards are subject to MMED’s Clawback Policy, to be approved by the Board, and as may be amended from time to time, which shall address clawback in the event of the following circumstances, among other things:
(a)
Material misstatement of financial statements; and
(b)
Fraud.
4.10
Initial Grant of Options. The Executive shall receive two million and two hundred and fifty thousand (2,250,000) Options subject to Standard Vesting, which shall provide for 25% of the total amount granted to vest on the first anniversary of the grant, with 1/36th vesting at the end of each month thereafter for the succeeding 36 months.
4.11
Signing Bonus. Upon the execution of this Agreemet and the Executive commencement of employment hereunder, the Company shall pay the Executive a signing bonus of US $106,666.67, minus all fees received by the Executive as a consultant or pursuant to any other prior service or consulting arrangement between the Employee, or an affiliated entity thereof, and MMED, or an Affiliate thereof.

SECTION 5 - TERMINATION, DEATH, AND DISABILITY

5.01
Termination by Company. This Agreement and the Executive’s employment may be terminated by the Company at any time:
(a)
for Cause, as provided for in Section 5.02; or
(b)
without Cause, as provided for in Section 5.03.
5.02
Termination for Cause. In the event of termination for Cause, the Executive shall receive the Accrued Amounts and nothing further. For greater certainty, Company shall have no other obligations to the Executive, and, for clarity, without limiting the foregoing, the Executive shall not be entitled to any STI or pro rata STI not already paid on or before the Termination Date. Entitlements under the Deferred Incentive Plans will be dealt with in accordance with the terms of the Deferred Incentive Plans.

5.03
Termination without Cause. The Company may terminate this Agreement without Cause at any time or the Executive may resign for Good Reason.
(a)
If the Executive resigns for Good Reason during the term of this Agreement:
(i)
The Company will pay the Executive the Accrued Amounts;
(ii)
The Company will pay the Executive a lump sum equal to the greater of the balance of the Initial Term or six (6) months of the then current total annual compensation paid to the Executive;
(iii)
Participation in the Benefit Plans pursuant to Section 4.04 shall continue for six (6) months. At no time shall participation in the Benefit Plans be discontinued before the end of the period corresponding to any statutory notice period as required under applicable law; and
(iv)
RSUs or Options under the Deferred Incentive Plans that are unvested as

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at the Termination Date will be pro-rated taking into account the six- month period following the Termination Date and immediately vested. All other unvested RSUs and Options shall immediately terminate and be forfeited.
(b)
If the Executive’s employment is terminated by the Company without Cause or pursuant to this Agreement:
(i)
The Company will pay the Executive the Accrued Amounts;
(ii)
The Company will pay the Executive a lump sum equal to 18 months of the then current total annual compensation paid to the Executive, but only if the Executive is terminated by the Company without Cause after November 15, 2020;
(iii)
Participation in the Benefit Plans pursuant to Section 4.04 shall continue for eighteen (18) months, but only if the Executive is terminated by the Company without Cause after November 15, 2020. At no time shall participation in the Benefit Plans be discontinued before the end of the period corresponding to any statutory notice period as required under applicable law; and
(iv)
RSUs or Options under the Deferred Incentive Plans that are unvested as at the Termination Date will be pro-rated taking into account the 18- month period following the Termination Date and immediately vested, but only if the Executive is terminated by the Company without Cause after November 15, 2020. All other unvested RSUs and stock options shall immediately terminate and be forfeited.

(c)
The Executive acknowledges and agrees that the Executive shall not be entitled to receive any STI, LTI or pro rata STI or LTI payable after or with respect to a period after the Termination Date other than as provided in Section 5.03(a)(iv) and Section 5.03(b)(iv), as applicable. The Executive further acknowledges and agrees that the Executive shall not be entitled to receive any compensation or damages whatsoever in lieu thereof, including in respect of any period of notice of termination under the common law or contract (e.g. wrongful dismissal damages). Entitlement under the Deferred Incentive Plans will be determined in accordance with the terms of those plans, but in no event will the Executive be entitled to receive any award under or compensation or damages whatsoever in respect of any period of notice of termination under the common law or contract, other than as provided for in Section 5.03(a)(iv) and Section 5.03(b)(iv).
(d)
If, at the Termination Date, the Executive is in receipt of short-term disability or long-term disability benefits and the Company pays 100% of the applicable premium for the disability coverage, the amount of such benefits received by the Executive during the period specified in Section 5.03(a) or (b) above, as applicable, for the calculation of the lump sum severance payment shall be deducted from the amount of compensation in lieu of notice otherwise payable under this Section 5.03.
(e)
Written notice of the Executive’s resignation/intention to resign for Good Reason must be delivered to the Company within 30 days after either the occurrence of

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any such event or the Executive’s knowledge of such an event in order for Executive’s resignation with Good Reason to be effective hereunder, provided that the Company shall have 30 days after receipt of such notice to remedy the occurrence giving rise to the claim for Good Reason termination, and, if the Company cures such occurrence within such 30-day period, there shall be no Good Reason, and further provided that the Executive’s Last Day Worked must be within 90 days following the event constituting Good Reason.

5.04
Reasonableness. The Executive acknowledges and agrees that the payments and benefits described in Section 5.03 constitute reasonable compensation in lieu of notice of the termination of her employment, and are inclusive of any vacation pay, termination pay and severance pay. Upon the Company providing the Executive with such payments and benefits, the Executive shall not be entitled to any further notice, payment in lieu of notice, termination pay, severance pay, damages, costs or compensation in respect of her employment or the termination thereof, whether under statute, common law or contract.
5.05
Resignation. The Executive may resign from employment with the Company without Good Reason by giving the Company three (3) months prior written notice, provided that the Company may, in its sole discretion, waive the notice period in whole or in part. In the case of a termination of employment due to resignation, the Company will pay the Executive the Accrued Amounts. Such payment will be made in a lump sum payment on the next regular pay day after the Executive’s Termination Date.

In addition to the payment of the Accrued Amounts, the Company shall be entitled, in its sole discretion, to accept such resignation effective immediately and pay to the Executive the applicable Base Salary payable during the three (3) month resignation notice period. The Company shall have no other obligations to the Executive and, except to the limited extent provided above, the Executive shall not be entitled to any LTI not already paid or awarded on or before the Termination Date. Entitlements under the Deferred Incentive Plans will be determined in accordance with the terms of those plans.

5.06
Death of Executive. This Agreement shall automatically terminate if the Executive dies during the term of this Agreement. In that event, a lump sum payment equal to 18 months of the then current total compensation of the Executive shall be paid by the Company to the Executive’s estate, as well as the Accrued Amounts, if any. The Executive’s estate or designated beneficiary, as applicable, shall be entitled to whatever rights and benefits they may have under the Benefit Plans, Deferred Incentive Plans, and any other applicable plan in accordance with the provisions of such plan.
5.07
Disability. In this Agreement, “Disability” and “Disabled” means the Executive’s mental or physical state such that the Company determines, acting reasonably, that:
(a)
the Executive has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfill the Executive’s obligations under this Agreement either: (i) for any consecutive three (3) month period; or (ii) for any period of six (6) months (whether or not consecutive) in any consecutive twelve (12) month period;
(b)
a court has declared the Executive to be mentally incompetent or incapable of managing the Executive’s affairs; or

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(c)
an attorney, pursuant to a continuing power of attorney for personal care or similar instrument is appointed to manage the Executive’s affairs due to the Executive’s mental incompetence.
5.08
Disability Election. If the Executive becomes Disabled and is eligible to receive long- term disability benefits under the Company’s long-term disability plan, the Executive must elect, in writing and within two (2) months after becoming Disabled, to take one of the following actions:
(d)
resign from employment with the Company such that the termination will be treated in the same manner as the death of the Executive pursuant to Section 5.06; or
(e)
resign from the position of President but remain employed by the Company and receive long-term disability benefits in accordance with the terms of the long-term disability plan.

If the Executive fails to make an election within the two (2) month period following the Disability commencing, the Executive shall be deemed to have elected to have resigned from the position of President but remain employed by the Company as per Section 5.08(b).

If the Executive becomes Disabled and does not qualify to receive long-term disability benefits under the Company’s long-term disability program, the Executive shall resign from employment as per Section 5.08(a).

5.09
Return of Property. Upon a termination of this Agreement, the Executive must at once deliver or cause to be delivered to Company all data, equipment (including computer, telephone and mobile/smartphone/tablet computer), books, documents, effects, money, securities or other properties belonging to Company or for which Company is liable to others, which are in the Executive’s possession, charge, control or custody, including, for greater clarity, all Confidential Information and all devices or other equipment upon which Confidential Information is stored.
5.10
Payments in Full Satisfaction. This Agreement contemplates all rights and payments owing to the Executive upon the termination of the Executive’s employment with the Company. The Executive acknowledges and agrees that the payments and benefits described in Section 5.03, Section 5.07, and Section 5.08 constitute reasonable compensation in lieu of notice of the termination of the Executive’s employment, and are inclusive of any termination pay and severance pay that may be owing under applicable law. Upon Company providing the Executive with such payments and benefits, the Executive shall not be entitled to any further notice, payment in lieu of notice, termination pay, severance pay, damages, costs or compensation in respect of the Executive’s employment with Company or the termination thereof, whether under statute, common law, or contract. The Executive further agrees that any payment to be made by the Company pursuant to sections 5.07 or 5.08 may be provided by, and paid on behalf of the Company by, insurance policies or plans paid by the Company or MMED.

SECTION 6 - CONFIDENTIALITY, COOPERATION, AND CONFLICTS OF INTEREST

6.01
Confidential Information. The Executive recognizes that in the performance of the Executive’s duties the Executive has and will continue to acquire Confidential

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Information.

The Executive agrees that the Executive will not in any way use, divulge, furnish or make accessible to any person, other than in the fulfilment of the Executive’s duties as President, or as required by law, either during the Executive’s employment with the Company or any time thereafter, any Confidential Information acquired by the Executive in the course of the Executive’s employment with the Company, except to the extent this information is in the public domain at the time of its disclosure or is required by law. The Executive agrees and understands that any disclosure or use by the Executive of Confidential Information, other than within the terms contemplated herein, may cause irreparable harm and damage to the Company and its Affiliates.

The Executive further agrees that the Executive shall take all reasonable measures to protect Confidential Information, including appropriate physical and operational safeguards. In the event that Confidential Information is lost, stolen, or otherwise compromised, the Executive must immediately report such loss or theft or compromise to the Board. The Executive hereby has notice that MMED and the Company may, at its option, pursue any and all remedies at law or in equity to which it may be entitled in the event that Confidential Information is compromised.

6.02
Non-Disparagement. The Executive acknowledges and agrees that the Executive’s position and the nature of the Executive’s role within with the Company are such that any public statement the Executive may make regarding MMED and Company can have a significant effect upon MMED and the Company’s reputation, goodwill or financial position. Therefore, the Executive agrees that the Executive will not, subject to any legal requirement, take any action or make, cause to be made or assist or cooperate in the making of, any oral or written statement that could adversely affect, disparage or damage the reputation or goodwill of MMED or the Company, to any person, entity or association, including but not limited to:
(a)
criticizing or disparaging the Company, its Affiliates, or any of the officers, directors, or employees the Company or its Affiliates;
(b)
commenting unfavorably or falsely on the character, business judgment, business practices, financial condition or business reputation of the Company, its Affiliates, or any of the officers, directors, or employees of the Company or its Affiliates; or
(c)
criticizing, disparaging or otherwise detrimentally commenting on the products, services or programs provided by, or to be provided by the Company or its Affiliates.
6.03
Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive will cooperate with and assist the Company and its Affiliates in connection with any investigation, regulatory matter, legal dispute, lawsuit or arbitration in which the Company or its Affiliates is a subject, target or party and as to which the Executive may have pertinent information. The Executive agrees to be reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discoveries and trials. The Company agrees to make every reasonable effort to provide the Executive with reasonable notice in the event that the Executive’s participation is required. The Company agrees to reimburse reasonable out-of-pocket costs, provided that such out-of-pocket costs are supported by appropriate documentation and have

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prior authorization of the Company and, in the event that Executive is asked to cooperate in a litigation or regulatory matter following the Termination Date, to pay on a per-diem basis the Executive wages based on the Executive’s average annual cash compensation over the prior three (3) year period or such lesser averaging fiscal year period if applicable, for all time and expenses incurred by the Executive as the direct result of the Executive’s participation, unless the Executive is providing such assistance during the 6 month or 18 month period following the Termination Date under Section 5.03(a) or Section 5.03(b), as applicable, in which case the Executive will be paid a per diem rate of US$500, less applicable deductions. The Executive further agrees to perform all reasonable acts and execute any and all documents that may be reasonably necessary to carry out the provisions of this Section 6.03.

6.04
Conflict of Interest. The Executive shall ensure that any direct or indirect personal interests do not, whether potentially or actually, conflict with the interests of MMED and Company except as otherwise permitted by this Agreement or with the consent of the Board. The Executive agrees to promptly report any potential or actual conflicts of interest to the Board in accordance with and subject to MMED’s Code of Business Conduct and Ethics. The Executive further represents and warrants to the Company that the Executive is not subject to any constraints that would prevent the Executive from performing the duties and responsibilities contemplated under this Agreement or from devoting her full time and attention to the affairs of the Company.

SECTION 7 - OWNERSHIP / PROPRIETARY INFORMATION

7.01
The Executive acknowledges that the Executive will gain certain proprietary knowledge during the Executive’s employment with the Company relating to the Company or its Affiliates and hereby agrees that all Intellectual Property the Executive makes or conceives, whether alone or jointly with others, whether in or out of regular office hours and whether on or off of the premises of the Company, relating to any products, services, systems, software, designs, trade secrets, methods or techniques of the Company or its Affiliates or which the Company or its Affiliates are entitled to use, shall be and remain the exclusive property of the Company or its Affiliates.
7.02
For clarity, the Executive agrees that MMED, the Company and its Affiliates, as applicable, shall own all copyright, trade secrets and other Intellectual Property rights therein, subject to the rights of any third party under any agreement with the Company or any of its Affiliates. The Executive waives any rights to be designated as the author or developer of any Intellectual Property, the right to receive any remuneration therefor (other than that to which the Executive is entitled as an employee of the Company), and the right to restrict any modifications or exploitation in any other manner of the Intellectual Property by the Company or its Affiliates. The Executive hereby renounces any and all Moral Rights to the Intellectual Property.
7.03
The Executive shall promptly execute and deliver all documents and instruments and shall take any steps as are requested by the Company or its Affiliates at any time, either while employed by the Company or thereafter, to enable the Company or its Affiliates to obtain full ownership of, and to exercise exclusive rights to, all Intellectual Property throughout the world.
7.04
The Executive further acknowledges and agrees that all items and information furnished to the Executive by the Company or its Affiliates including without limitation, all

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equipment, samples, lists, books, records, reports, files, computer discs, tapes, videos, compact discs, films, manuals, and all other electronic files, including e-mails and USB keys, shall be considered and remain the exclusive property of the Company or its Affiliates at all times.

The Executive acknowledges and agrees that all information saved by the Employee anywhere on the Company’s computer system or on any electronic devices owned by the Company shall be and remain the property of the Company, and that the Executive has no expectation of privacy over such information. All such information is subject to review by the Company, in accordance with applicable privacy laws.

7.05
In addition to the above, the Executive agrees to execute the Company’s standard Proprietary Information and Inventions Agreement, attached as Attachment 1.

SECTION 8 - NON-COMPETITION, NON-SOLICITATION, AND REMEDIES

8.01
Non-Solicitation. The Executive acknowledges and agrees that during the Executive’s employment with the Company and for a twelve (12) month period immediately following the Executive’s Last Day Worked, the Executive shall not, without the prior written consent of the Company, individually or in conjunction with any person or entity, directly or indirectly, solicit or induce any:
(a)
client of the Company or its Affiliates with whom the Executive had professional or business dealings on behalf of Company in the twelve (12) months preceding the cessation of the Executive’s Last Day Worked, for the purpose of having such individual, entity or organization cease purchasing services or products from the Company or its Affiliates, or to redirect business or opportunities to the Executive or a third party for the Executive’s own benefit; or
(b)
person who is employed by or is under contract with the Company or its Affiliates at the Executive’s Last Day Worked, and who directly reported to the Executive or with whom the Executive worked directly in the twelve (12) months preceding the Executive’s Last Day Worked, to cease employment with, or provide services to, the Company or its Affiliates.
8.02
Non-Competition. The Executive acknowledges and agrees that the Company’s business is built upon the confidence of its employees. The Executive further recognizes and acknowledges that, as President, the Executive will have extensive knowledge of and contact with both clients and employees of the Company and its Affiliates, and of Confidential Information. The Executive further acknowledges that the Company has a material interest in preserving the relationship it has developed with its clients and employees against impairment by the competitive activities of a former employee, both during employment and for a reasonable period of time after the cessation of employment.

The Executive acknowledges and agrees that during the course of the Executive’s employment with the Company and for a twelve (12) month period immediately following the Last Day Worked, the Executive shall not, without the prior written consent of the Company, directly or indirectly, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate or corporation:

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(a)
be employed in a Similar Capacity by;
(b)
own more than five percent (5%) of the equity of;
(c)
act as a director or officer of; or
(d)
act as a consultant or agent or advisor to;

a Competitive Business.

Sections 8.02(a), (b), (c), and (d) are each separate and distinct covenants, severable one from the other and, if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability shall attach only to the covenant or covenants to the extent of such invalidity as determined and all other covenants shall continue in full force and effect.

The Board may, in its sole discretion, waive any of the requirements of this Section

8.02.

The provisions of this Section 8.02 shall not prohibit or restrict the Executive from directly or indirectly owning or controlling securities of a publicly traded company or unincorporated entity provided that the Executive does not directly or indirectly own or control more than five percent (5%) of the voting securities of such company or entity, or such higher percentage of the voting securities of such company, as the Company may determine.

8.03
Reasonableness of Restrictions. The Executive acknowledges and agrees that the covenants contained in Section 8.01 and Section 8.02 of this Agreement are necessary and fundamental to the protection of the business as carried on by the Company and that all such restrictions are fair, reasonable and valid given the nature of the Company’s business and the Executive’s position within that business. The Executive further acknowledges and agrees that such covenants and restrictions are separate and distinct from the Executive’s fiduciary obligations and duties to the Company. The Executive further confirms that these obligations will not unduly preclude the Executive from becoming gainfully employed or from otherwise working following the termination of this Agreement.
8.04
Remedies for Breach of this Agreement. The Executive acknowledges and agrees that any breach of the covenants under Sections 6.01, 6.02, 8.01, or 8.02 of this Agreement by the Executive will cause irreparable harm to the Company that cannot be compensated for by monetary damages alone. Therefore, upon a breach or a threatened breach by the Executive of any of the covenants under Sections 6.01, 6.02, 8.01, or 8.02 of this Agreement and in addition to any other rights or remedies available to the Company at law or otherwise, the Company shall be entitled to apply to a court of competent jurisdiction for relief. Such relief may include but is not limited to an injunction, restraining order or otherwise as may be appropriate to ensure compliance by the Executive with the provisions contained in this Agreement, and is without prejudice to any other remedy that the Company may have in law, in equity, by statute or otherwise.
8.05
Notification to Prospective Employer. The Executive agrees to notify any prospective employer of the Executive of the existence and terms of this Section 8 in writing and to provide a copy of such notice to an officer of the Company.

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8.06
Survival. The provisions of this Section 8 shall survive the termination of this Agreement.

SECTION 9 - CHANGE OF CONTROL

9.01
Upon a Change of Control, unless the Executive is retained in the same position(s) by the post-Change of Control owner of MMED, the Executive shall be entitled to a lump sum payment equal to 18 months of total compensation (calculated using the Base Salary rate at time of Change of Control plus the average annual STI and LTI paid or granted, as applicable, over the prior three fiscal years). Any unvested RSUs or options granted but outstanding under the Deferred Incentive Plans will be immediately vested.

SECTION 10 - GENERAL

10.01
Severability and Enforceability. If a court determines in any legal proceeding that any section, subsection, paragraph or sub-paragraph contained in this Agreement is void or unenforceable, then such section, subsection, paragraph or sub-paragraph will be deemed to be removed from this Agreement for the purposes only of the particular proceeding; all other provisions of this Agreement will remain in force as written.
10.02
No Waiver. No failure to exercise and no delay in exercising any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any right or remedy under this Agreement nor any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent reliance upon such right or remedy nor a waiver of any subsequent breach of that provision or of any similar provision.
10.03
Assignment. The Company may, by providing notice to the Executive, assign this Agreement to one of its affiliates.
10.04
Currency and Withholding. All payments made by the Company under this Agreement shall be paid in U.S. dollars unless stated otherwise and reduced by any tax or other amounts required to be deducted or withheld by the Company under applicable law.
10.05
Survival of Termination. Notwithstanding any termination of this Agreement or the termination of the Executive’s employment relationship with the Company for any reason whatsoever, the provisions of Section 3.08, Section 5, Section 6, Section 7, Section 8, and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.
10.06
Entire Agreement. This Agreement, upon execution by each of the Parties, will constitute the full and complete agreement between the Parties with respect to the subject matter hereof and will supersede any prior oral or written contracts, negotiations or discussions. This Agreement cannot be amended except in writing and any such amendment must be signed by the Parties.
10.07
Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted.

10.08
References to Legislation. Any reference to a statute in this Agreement includes a

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reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time, and to any statute or regulation that may be passed that has the effect of supplementing or superseding such statute or regulations.
10.09
Headings in Agreement. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.
10.10
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to the conflict of laws rules.
10.11
Successor and Assigns. This Agreement shall be binding upon the Executive and the Executive’s respective heirs, executor(s), successors and assigns.
10.12
Notice. Any notice under this Agreement shall be deemed to be given if in writing and personally delivered to the Executive or a representative of the Company. Notice under the Agreement shall also be deemed to be given if in writing and sent by courier to the Executive’s home address on file with the Company.
10.13
Dispute Resolution. To the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their Subsidiaries, Affiliates or related entities arising out of, relating to or in connection with this Agreement or Executive’s employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration. Any such mediation or arbitration hereunder shall be under the auspices of the Swiss Chambers' Arbitration Institution (“SCAI”) pursuant to its then current Swiss Rules of International Arbitration of the Swiss Chambers' Arbitration Institution (the “SCAI Rules”). Disputes encompassed by this Section 10.13 include claims for discrimination arising under labor laws. Notwithstanding anything to the contrary in the SCAI Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in Zug, Switzerland. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single SCAI arbitrator, mutually selected by the parties, as provided for by the SCAI Rules. The Company will be responsible for the SCAI charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of Switzerland to all claims, that evidence and proof procedures shall be conducted in accordance with the SCAI Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the SCAI Rules (a copy of which is available through SCAI’s website, www.swissarbitration.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under Swiss law. Any award rendered by the arbitrator will be final and binding,

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and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 11 hereof.

10.14
Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during Executive’s employment, or in any event upon its termination, deduct from Executive’s remuneration, any monies due by Executive to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of excess paid time off that was taken but not earned, unless otherwise prohibited by law.

SECTION 11 - ACCEPTANCE

This Agreement is delivered to the Executive on the understanding that it will be treated by the Executive as confidential and that neither this Agreement nor any terms hereof will be disclosed to third parties (other than the Executive’s legal counsel or as required by applicable law).

If the described employment terms and conditions are acceptable to the Executive, after discussions with the Executive’s legal advisor, the Executive shall sign, date, and return the enclosed duplicate copy of this Agreement.

The Executive acknowledges that the Executive has obtained independent legal advice prior to signing this Agreement.

IN WITNESS WHEREOF this Agreement has been signed by the Parties hereto on the dates set out below.

MINDMED DISCLOVER LLC	EXECUTIVE
/s/ Jamon Alexander Rahn	/s/ Miri Halperin Wernli
Jamon Alexander Rahn	Miri Halperin Wernli
7/31/2020	7/31/2020
Date	Date

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ATTACHMENT 1

MINDMED DISCOVER LLC

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by MindMed Discover LLC (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.
PROPRIETARY INFORMATION. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below) or any affiliated entities (including Company’s parent company Mind Medicine (MindMed) Inc.), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, customers and suppliers, including but not limited to information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, data, programs, other works of authorship, and plans for research and development. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.
ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Inventions. The term "Inventions" shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

2.3 Prior Inventions. I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or that of an affiliated entity, the Company and its affiliated entities are hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

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ATTACHMENT 1

2.4 Assignment of Inventions. Subject to Section 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company or any affiliated entity thereof all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto). I will, at the Company's request, promptly execute a written assignment to the Company of any such Company Invention, and I will preserve any such Invention as part of the Proprietary Information of the Company (the "Company Inventions").

2.5 Obligation to Keep Company Informed. I will promptly and fully disclose in writing to the Company all Inventions during my employment and for one (1) year after my employment, including any that may be covered by Section 2870. I agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce patents, copyrights and other rights and protections relating to Inventions in the United States or any other country.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

3.
NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
4.
RETURN OF COMPANY DOCUMENTS. Upon termination of my employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, I will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in my possession, under my control or to which I may have access. I will not reproduce or appropriate for my own use, or for the use of others, any property, Proprietary Information or Company Inventions.
5.
LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. California residents see Exhibit B.
6.
NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
7.
EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.
8.
NON-SOLICITATION. During the term of my employment and for one (1) year following any termination of my employment with the Company, I will not, directly or indirectly (whether for compensation or without compensation), hire or recruit any employee or contractor of the

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ATTACHMENT 1

Company or solicit or induce, or attempt to induce, any employee or contractor of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.
9.
GENERAL PROVISIONS. This Agreement will be governed by and construed according to the laws of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under the obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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ATTACHMENT 1

This Agreement shall be effective as of the first day of my employment with the Company.

Accepted and Agreed to:

(Signature)

Dr.Miri Halperin Wernli
(Printed Name) Miri Halperin wernli

(Address)

Dated:	7/31/2020

MindMed Discover LLC

By:

Title:	Co-CEO

Dated:	7/31/2020

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ATTACHMENT 1

EXHIBIT A

TO:	MedMed Discover LLC
FROM:	Miri Halperin wernli
DATE:	29 July 2020

SUBJECT:	Previous Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all Prior Inventions that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements.
See below:

Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

Additional sheets attached.

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ATTACHMENT 1

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION APPLICABLE TO CALIFORNIA RESIDENTS ONLY

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)
Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;
(2)
Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(Signature of Employee)

Employee Name:

Date:

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